SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                                                  Commission File Number 0-24736

                           NOTIFICATION OF LATE FILING

         (Check One):  [ ] Form 10-K [ ] Form 11-K [ ] Form 20-F  [X] Form 10-Q
[  ]   Form N-SAR
For Period Ended:   March 31, 2001
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[  ]   Transition Report on Form 10-K      [  ] Transition Report on Form 10-Q
[  ]   Transition Report on Form 20-F      [  ] Transition Report on Form N-SAR
[  ]   Transition Report on Form 11-K

For the Transition Period Ended:
                                 -----------------------------------------------

         Read attached instruction sheet before preparing form. Please print or type.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify item(s) to which the notification relates:





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                         PART I. REGISTRANT INFORMATION

Full name of registrant BioProgress Technology International, Inc.
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Former name if applicable

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Address of principal executive office (Street and number)

  9055 Huntcliff Trace, Suite 3235
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City, State and Zip Code    Atlanta, Georgia, 30350-1735
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                         PART II. RULE 12b-25(b) and (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

[ X ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[ X ] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[   ]   (c) The accountant's statement or other exhibit required by Rule
        12b-25(c) has been attached if applicable.

                               PART III. NARRATIVE

         State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed).

                  The Registrant is unable to file its Quarterly Report on Form 10-Q for the period ending March 31, 2001 within the prescribed time period because the Registrant has recently retained new outside counsel and the Registrant needs to give such outside counsel time to conduct an appropriate review of the financial and other information necessary to be included in the Form 10-Q.

                           PART IV. OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification.

        James Longley                             011-44-1354-655-674
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        (Name)                             (Area Code)       (Telephone Number)

         (2) Have all other periodic reports required under Sections 13 and 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                    [  ] Yes            [ X ] No

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         The Registrant has not filed its Annual Report on Form 10-KSB for the period ending December 31, 2000.

          (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                    [   ] Yes           [ X ] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



  BioProgress Technology International, Inc.
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                  (Name of registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:      May 14, 2001                By:      /s/ James Longley
         --------------------------         ------------------------------------
                                            Name:      James Longley
                                            Title:     Chief Financial Officer

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